Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 07-22

For more information contact: Brian Recatto, Vice President

Phone: (337) 896-6664

OMNI ENERGY AND OTHER NAMED DEFENDANTS DISCUSS EMPLOYEE SUIT ALLEGATIONS

CARENCRO, LA – DECEMBER 17, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today further described the lawsuit filed on December 12, 2007 in the United States District Court for the Western District of Louisiana by Darcy Klug, an executive vice president of the company, which makes several different claims against different defendants.

The claims against the Company are for breach of contract and Employee Retirement Income Security Act (ERISA) violations relating to the claimant’s restricted stock agreement with the Company. As previously stated, the Company intends to vigorously defend itself against these claims.

Other defendants in the suit include Dennis Sciotto, Ed Colson, and Richard White, all of whom serve as directors of the Company, as well as Cove Partners, LLC and its principal, Richard Mager, an investment adviser to the Company. The claims against these defendants are for securities law violations, intentional interference with contract and ERISA violations, all in connection with the claimant’s restricted stock agreement with the Company. These other defendants have informed the Company that they strongly deny these claims and intend to vigorously defend themselves against these claims.

The claimant is currently on paid leave from the Company.

Headquartered in Carencro, LA, OMNI Energy Services Corp. (NASDAQ GM: OMNI) offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that the forward-looking statements involve risks and uncertainties associated with the ultimate outcome or disposition of the lawsuit referenced herein.

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